EX-99.1  Press Release Issued October 27, 1999
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                              FOR IMMEDIATE RELEASE

    Environmental Elements Moves to the American Stock Exchange


    BALTIMORE, MARYLAND, OCTOBER 27, 1999 -- Environmental Elements Corporation, the leading technology and knowledge provider of air pollution control equipment and services in North America, announced today that it will trade its common stock on the American Stock Exchange (AMEX), beginning November 1, 1999, continuing with the ticker symbol "EEC."

In conjunction with the move to the AMEX, appropriate ticker notices will be issued, and filings made with the SEC indicating that EEC is moving its trading to the AMEX from the NYSE.

 "The AMEX auction market structure provides excellent trading liquidity for Environmental Elements' shareholder profile," said E.H. Verdery, Chairman and CEO of Environmental Elements. "EEC maintains excellent relationships with the NYSE and we are grateful for their cooperation during this move," said Verdery.

Verdery described the move to the AMEX this way; "This was a tough decision because the NYSE is a familiar and trusted partner. In establishing their new rules, NYSE gave us the opportunity to present a one-year plan to achieve their requirements and we have done so. We are very confident we will achieve their required $50 million equity and market capitalization levels over time but we are not comfortable with the time allowed in the new rules. In the interests of shareholder continuity, we chose to take action now instead of taking a wait and see position. We are very excited to be moving to the AMEX because we will be able to retain the strong benefits of the auction market structure we have enjoyed on NYSE."

Mr. Verdery took the opportunity to inform stockholders that EEC will post a second quarter loss. "Sales were slower than anticipated this past summer, resulting, we believe, from companies' and governments' focus on planning instead of acting on environmental concerns. Details will be

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forthcoming in our earnings release for the quarter, which will be issued next
Tuesday," said Verdery. Further, the Company said it expects to report significant earnings for the second half of its fiscal year ending March 31, 2000.

    Environmental Elements Corporation, a leading air pollution control systems provider for over fifty years, designs equipment and supplies systems and services which enable a broad range of customers in the power generation, pulp and paper, waste-to-energy, rock products, metals and petrochemical industries worldwide to operate their facilities in compliance with particulate and gaseous emissions standards. The Company also supplies a complete range of parts and services for its own systems and for systems originally supplied by others. EEC utilizes Y2K-compliant microprocessor controls on its equipment.

    Certain of the statements included in this press release are forward-looking; involving risks and uncertainties that could result in outcomes that differ from those expressed or implied by such statements. Specifically, the actual date assigned for listing the Company's shares on the American Stock Exchange depends upon a number of routine steps; particularly final filings, submission and AMEX review of the Company's listing materials. Information on factors that could affect the Company's financial results is set forth in the Company's filings with the Securities and Exchange Commission including Form 10-K.

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